Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 8th day of February, 2007 (“Effective Date”).

BETWEEN:

IA Global, Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609,

and its successor entities

(the “Company”)

AND:

Derek Schneideman

623 Honua Street

Honolulu, HI 96816

(the “Executive”)

WHEREAS:

A.	The Company has offered employment to the Executive;
B.	The Executive has accepted such offer of employment;
C.	The Executive shall begin his employment on February 13, 2007 (“Start Date”); and
D.	The Executive is to be primarily based in Tokyo, Japan.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual agreements contained herein the parties hereto agree as follows:

1.	Position and Duties
1.1

The Executive shall be employed by the Company as Chief Executive Officer and Chairman of the Board, and shall have such responsibilities, duties and authority as are generally associated with each such office and such other authority as may from time to time be assigned to the Executive by the Company’s Board of Directors (the “Board”) including, but not limited to, responsibility for the overall strategic business plan and day-to-day operations of the Company across all functional areas on a worldwide basis (“Duties”). The Executive shall perform the Duties diligently and faithfully and shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates. The Executive shall be primarily based at the Company’s offices in Tokyo, Japan. The Executive shall, at all times during the Term, report directly to the Board.

1.2

The Executive shall devote substantially all of his working time, attention and effort to the performance of the Duties for the Company and shall not undertake any other employment or business association which requires the rendering of personal services without the prior written consent of the Company. Notwithstanding the foregoing provisions of this Paragraph 1.2, the Executive may devote reasonable time to activities, other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not materially inhibit or prohibit the performance of the Executive’s Duties under this Agreement, or conflict in any material way with the business of the Company.

1.3	The Executive shall at all times well and faithfully serve the Company and use his or her best efforts to promote the interests of the Company.
2.	Compensation and Benefits
2.1

Signing Bonus. Upon the execution of this Agreement, the Executive shall receive a Signing Bonus of $20,000, net of all taxes payable by wire transfer in immediately available funds to a bank account designated by the Executive. The Signing Bonus shall be in addition to the Annual Base Salary of $250,000 USD.

2.2

Salary. The Company shall pay the Executive the salary of $250,000 USD per year (“Base Salary”) in accordance with the Company’s usual payroll schedule. All payments made to the Executive by the Company will be subject to normal employee deductions.

2.3	Benefits.
(a)

The Company shall provide those benefits to the Executive that are available to senior executives of the Company, which shall include family medical, term life, term disability, dental and annual travel policy (including medical for international travel); costs for such benefits shall be shared by Company and Executive, in accordance with policies to be established by the Board.

(b)

During the Term, Executive and his dependents shall be entitled to participate in any health plan, disability plan and life insurance plan or arrangement then made available by the Company to its senior executives generally during the Term or subsequent thereto, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and the Company’s practices with respect to such plans.

2.4

Bonus. Executive shall be eligible to receive bonuses for meeting certain goals and objectives during the Term (the “Bonus”). Executive and the Board of the Company shall agree on Executive’s annual performance goals and objectives prior to the beginning of each year. The amount of the Bonus, if any, for any year shall be determined by the Board based upon Executive’s performance against such goals and objectives for the relevant year, as determined in good faith by the Board. The Bonus shall be paid to Executive within 15 (fifteen) days of the date on which it is earned. For the Initial Term, the Executive’s Bonus will be based on performance criteria as set forth in Schedules A and B hereto.

2.5

Stock Options. The Company will grant stock options under the 2000 Stock Option Plan, attached as Schedule C, to the Executive to acquire 500,000 (Five Hundred Thousand) shares of common stock with a per share exercise price equal to the closing price of the Company’s stock on the date of grant. Such options will vest quarterly, or at the rate of 41,666 (Forty One Thousand Six Hundred and Sixty Six) options per fiscal quarter, over three (3) years and expire on February 13, 2017. In the event the Company is delisted all options will automatically become fully vested.

2.6

Expenses. The Company shall reimburse the Executive for all reasonable expenses actually and properly incurred by the Executive in connection with taking up and performing the Duties, provided that all such expenses are incurred and accounted for in accordance with reasonable policies and procedures of the Company as are in effect from time to time. Executive is to be provided an American Express Corporate credit card to cover reasonable business expenses, which may include but is not limited to travel, lodging, meals, gasoline and entertainment. Reasonable and standard corporate expenses include:

(a)	business class airfares for flights above four hours or multiple flights in combination.

(b)	hotels while traveling on business (Marriott class or similar style).
(c)	the lesser of $10,000 or actual costs incurred in obtaining a visa to work in Japan, and extensions of the Executive’s current working visa for the U.S.
(d)	brokerage fees incurred in connection with obtaining living accommodations in Tokyo.
2.7

Vacation. Executive shall be entitled to twenty-five (25) vacation days per year, plus Japanese national holidays and five (5) days of paid sick leave per year, all effective on the Start Date. Unused Vacation days will continue to accrue if the Initial Term is extended.

3.	Term of Employment
3.1

Subject to the termination provisions below in Paragraphs 4 through 7, the initial employment term of this contract shall be one (1) year beginning on the Start Date (“Initial Term”). The Initial Term shall be automatically extended, subject to earlier termination as provided in Paragraphs 4 through 7 hereof, for successive additional one (1) year periods (the “Additional Term,” and together with the Initial Term, the “Term”), unless, at least ninety (90) days prior to the end of the Initial Term or the then Additional Term, the Executive or the Company has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

4.	Termination by the Company For Cause
4.1	The Company may terminate this Agreement at any time for “Cause” by providing written notice to the Executive.
4.2

For this purpose, the term “Cause” shall mean a determination by a two thirds (2/3) vote of all the then elected members of the Board of the Company that: (i) Executive’s performance of the Duties in a grossly negligent manner or repeated failure to perform the Duties in accordance with the lawful instructions or directions of the Company, (ii) Executive’s willful and material breach of a material provision of this Agreement, or (iii) actions or omissions by Executive that are criminal, fraudulent, or involve dishonesty or moral turpitude, and, in each instance, result in material harm to the operations or reputation of the Company; provided that no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company. Before terminating Executive’s employment for “Cause,” the Company shall provide notice to Executive of the Company’s intention to terminate Executive’s employment for “Cause” and the specific grounds for such termination. The Company will give Executive thirty (30) business days to cure such grounds and will not terminate Executive’s employment if Executive affects such cure during that time.

In the event that the Company terminates the Executive’s employment for “Cause,” the Company shall pay Executive any earned wages, accrued vacation days and outstanding business expenses through the date of termination and shall have no further obligations to Executive.

5.	Termination by the Company Without Cause
5.1	The Company may terminate the Executive “Without Cause” at any time and for any reasonable reason upon thirty (30) days written notice to Executive.
5.2

If the Company terminates Executive “Without Cause,” during the Initial Term, or during an Additional Term, the Company shall pay Executive any earned wages, accrued vacation days and outstanding business expenses through the date of termination, and shall pay Executive, in a lump sum promptly following the date of termination, an amount equivalent to six (6) months’ then applicable Base Salary (less applicable withholdings). In addition, any options that Executive received under Paragraph 2.5, shall vest immediately.

6.	Termination by Executive
6.1

The Executive may terminate this Agreement at any time for any reason by providing not less than thirty (30) days written notice to the Company. In the event the Executive terminates this Agreement, the Company shall pay Executive any earned wages, accrued vacation days and outstanding business expenses through the date of termination and shall have no further obligations to Executive.

7.	Termination because of Executive’s Death or Disability
7.1

This Agreement shall automatically terminate upon the Executive’s death or permanent disability. For purposes of this Agreement, “permanent disability” shall mean the inability to perform services hereunder for a period of 180 days or more within any 365-day period. In the event that the Agreement terminates upon the Executive’s death or disability, the Company shall pay to the Executive or his beneficiary any earned wages, accrued vacation days and outstanding business expenses through the date of termination and shall have no further obligations to Executive or Executive’s beneficiary.

8.	Notices
8.1

All notices, requests, demands or other communications by the Company or the Executive which are required or permitted to be provided by either the Company or the Executive shall be provided in writing by personal delivery or by telecopier or similar form of communication, addressed to the parties as set forth in the preamble to this Agreement. The parties may change the address for purposes of providing Notice under this Agreement by sending a notice of change of address to the address as set forth in the preamble to this Agreement.

9.	Representations and Warranties
9.1

Executive hereby represents and warrants to the Company that to the best of the Executive’s recollection he is not a party to, or otherwise subject to, any covenant not to compete or covenant not to solicit customers or employees with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity signed in the past three (3) years.

10.	Confidentiality
10.1

Covenant Concerning Confidentiality. Executive agrees that he shall not disclose, during the Term and thereafter, without the prior written consent of the Company, to anyone outside of the Company and its subsidiaries any confidential matters of the Company or its subsidiaries or their predecessors for as long as such matters remain confidential and not generally known to the public, including without limitation, trade secrets, customer lists, pricing policies, operating methods, any proprietary information of any nature or any information concerning the business of, or any customer, representative, agent or employee of, the Company or its subsidiaries or their predecessors that was obtained by Executive in the course of his employment by the Company or its subsidiaries or their predecessors, unless such disclosure is made as a proper part of performing his duties for the Company (“Confidential Information”). Executive further agrees that if his employment by the Company is terminated for any reason, he will not take with him, but will leave with and deliver to the Company, any and all records and papers of whatever nature that relate to his employment by the Company or bear any information about the Company or its subsidiaries or their predecessors. In the event Executive violates this provision, the Company shall be entitled to any and all of its remedies at law or in equity. Notwithstanding the foregoing, Executive may disclose Confidential Information to his legal counsel in the case of a dispute with the Company concerning this Agreement.

10.2

Limitation on Covenant Concerning Confidentiality. Executive’s obligations pursuant to this Paragraph shall not apply to any Confidential Information if and to the extent Executive is required pursuant to any statute, law, ordinance, rule, resolution or order of the U.S. Congress, any state or local legislature, a judge or an administrative law judge to testify in or to a legislative, judicial or regulatory proceeding or otherwise to disclose such Confidential Information. All such Confidential Information is and will remain the exclusive property of the Company. Without limiting the foregoing, for purposes of this Agreement, the terms “trade secrets” and “Confidential Information” include, but are not limited to, processes, methods, techniques, systems, formulas, patents, models, devices, compilations, customer lists or any information of whatever nature that gives to the Company and its subsidiaries an opportunity to obtain an advantage over a competitor who did not know or use it, but excludes matters which, without breach of Executive’s obligations, are not generally known to the public.

10.3

Judicial Modification of Covenant Concerning Confidentiality. If any provision contained in this Paragraph shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Paragraph, rather this Paragraph shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to any extent invalid, such provisions shall not be construed to be null, void or of no effect, but, to the extent such provision would be valid or enforceable under applicable law if limited in scope, a court of competent jurisdiction shall construe and interpret or reform this Paragraph to provide for a covenant having the maximum enforceable scope and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

11.	Non-competition and Non-solicitation
11.1

The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Confidential Information, customers, accounts and business partners, and further acknowledges that during the course of the Executive’s employment with the Company the Executive will have access to the Company’s Confidential Information, and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf. In recognition of this, the Executive covenants and agrees that:

a.

During the Term, and for a period of six (6) months thereafter, the Executive may not, without the prior written consent of the Board (whether as an employee, agent, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever), participate in any business that offers products or services competitive in any way to those offered by the Company or that were under active development by the Company during the Term, provided that nothing herein shall prohibit the Executive from owning securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed five percent (5%) of the outstanding shares of an such corporation.

b.

During the Term, and for a period of six (6) months thereafter, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.

c.

During the Term, and for a period of six (6) months thereafter, the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

11.2

The Executive acknowledges that he has carefully read and considered all of the terms of this Agreement, including particularly the terms of this Paragraph 11 and the preceding Paragraph 10, that the Company has made a substantial investment in the Company’s business and that the restrictions provided in this Paragraph 11 and the preceding Paragraph 10 are reasonable and necessary for the Company’s protection. The Executive further acknowledges that damages at law will not be a measurable or adequate remedy for breach of the covenants contained in this Paragraph 11 or in Paragraph 10 and, accordingly the Executive consents to the entry by any court of competent jurisdiction of any order enjoining him from violating any such covenants. The parties hereto further agree that if, in any judicial proceeding, a court should refuse to enforce any covenants set forth in this Paragraph 11 or in Paragraph 10 because of their term or geographical scope, then such covenants shall be deemed to be modified to permit their enforcement to the maximum extent permitted by law.

12.	General
12.1	If any provision of this Agreement is invalidated in whole or in part, the remaining terms of this Agreement shall remain in full force and effect.
12.2

The Executive may not assign any of his rights nor delegate any of the Duties hereunder. The Company may assign this Agreement and delegate its duties hereunder in connection with any merger, consolidation, or sale of assets, or to any of its parents or subsidiaries, or to any of its affiliates at any time owned by, or under common ownership with, the Company, provided that any such successor or assignee expressly assumes the Company’s obligations hereunder.

12.3

This Agreement constitutes the entire agreement between the parties and supersedes all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter of this Agreement.

12.4	This Agreement may not be amended or modified except by written agreement of the parties.
12.5

The Parties agree that they will keep absolutely confidential, and not make any future disclosures to anyone other than to their attorneys and accountants about anything regarding the terms and conditions of this Agreement, except to the extent that disclosure may be necessary:

a.	to enforce this Agreement; and/or
b.	to a tax advisor or attorney in connection with a tax matter; and/or
c.	to the United States Internal Revenue Service, or state or local tax authority upon its request for tax purposes; and/or
d.	to their immediate families; and/or
e.	as required by court order or otherwise required by law or in response to valid legal process;

provided that the Parties may make disclosure to attorneys, accountants, tax advisors, and family members (as permitted under the limited circumstances stated above) only if such persons agree to keep the information confidential; and provided further that before providing information pursuant to a court order or other legal requirement, the Party providing such information shall promptly notify the other Party, and to the extent possible will comply with the court order or other legal requirement in ways that preserve confidentiality.

12.6	ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA.
12.7

COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. This Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. Notwithstanding any other provision hereof, if any provision of this Agreement conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such provision.

12.8

Dispute Procedure. Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Employment Arbitration Rules and Mediation of the American Arbitration Association. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, provided however that the Company shall be responsible for paying, or reimbursing you for your payment of, all such expenses and fees associated with such arbitration, in the event that you are the prevailing party in such arbitration. Other costs of the arbitration, including the fee of the arbitrators, cost of any record or transcripts of the arbitration, administrative fees, and all other fees and costs, shall be borne by the Company or by you, as determined by the arbitrators, as appropriate. The arbitration shall be conducted in Tampa, Florida. The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

IN WITNESS WHEREOF the Company has executed this Agreement by its duly authorized officer and the Executive has hereunto set his hand as of the Effective Date.

EXECUTIVE

/s/ Derek Schneideman

IA Global, Inc.

/s/ Mark Scott

Mark E. Scott,

President and Chief Financial Officer

IA Global, Inc.

CEO Employment Terms

February 7, 2007

Mr. Schneideman Bonus Section 2.4 of Employment Agreement Dated February 8, 2007

SCHEDULE A

Base salary		$250,000

Sign-on bonus		$20,000

Incentive Compensation (Not Guaranteed)-

Target	Date	Bonus

Close capital raise-
$2,000,000 at $.12 per share (2)	2007/07/31	$30,000
$2,000,000 at $.30 per share (2)	2007/10/31	$30,000

Achieve profitability (1)-
2% of $1,250,000 (target)	4/1/07-6/30/07	$25,000
2% of $1,500,000 (target)	7/1/07-9/30/07	$30,000
2% of $1,750,000 (target)	10/1/07-12/31/07	$35,000

Share price improvement (3)
$.25 per share	2007/03/31	$15,000
$.30 per share	Prior to stock split announcement	$15,000
$.40 per share	2007/06/30	$15,000
$.60 per share	2007/09/30	$15,000
$.80 per share	2007/12/31	$20,000

Total incentive		$230,000

Total cash component		$500,000

Stock options-
500,000 at the closing market value on his hire date		500,000
using the standard program, which vests quarterly over
three years.

(1) Incentive profitability is paid based on 2% of after tax net income as filed with the SEC.

(2) With terms agreeable to the board of directors.

(3) Close price for 5 days during the period.

IA Global, Inc.

CEO Employment Terms

February 7, 2007

Mr. Schneideman Bonus Section 2.4 of Employment Agreement Dated February 8, 2007

SCHEDULE B

Overachievement Incentive Compensation (Not Guaranteed)-		Cash and Stock Options
		Cash	Stock
Target	Date	Bonus	Options

Close capital raise-
In excess of $4,000,000 (2)	Any	1% of amount	100,000

Achieve profitability (1)-
2% of $2,000,000 (target)	1/1/08-3/31/08	$40,000

Share price improvement (3)
Above $1.00	Any	$30,000	100,000
Above $1.10	Any	$30,000	100,000
Above $1.25	Any	$30,000	100,000
Above $1.50	Any	$30,000	100,000
Above $1.75	Any	$30,000	(4)

Total incentive		$190,000	Plus 1% of excess capital raise

(1) Incentive profitability is paid based on 2% of after tax net income as filed with the SEC.
There is no incentive if the business is not profitable.

(2) With terms agreeable to the board of directors.

(3) Close price for 5 days during the period.

(4) At $2.00 or above, the incentive is 100,000 stock options per $.25 increase in share price.